UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHOICEONE FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing party:

	(4)	Date filed:

109 East Division
Sparta, Michigan 49345

April 2, 2010

To our Shareholders:

We invite you to attend the Annual Meeting of Shareholders of ChoiceOne Financial Services, Inc. to be held at:

Moss Ridge Golf Club
13545 Apple Avenue
Ravenna, Michigan
April 29, 2010

11:00 a.m. Annual Meeting; social period to immediately follow

The purpose of the meeting is to elect directors.

Please plan to join us for an informal social period immediately following the conclusion of the business portion of the Annual Meeting, which starts at 11:00 a.m. Desserts and hors d'oeuvres will be served during the social period. Shareholders holding stock in single ownership form are invited to bring a guest.

The following proxy statement and enclosed proxy are being furnished to holders of ChoiceOne Financial Services, Inc. common stock on and after April 2, 2010. Please be sure to sign, date and return the enclosed proxy promptly whether or not you plan to attend the meeting. A proxy may be revoked at any time before it is exercised and shareholders who are present at the meeting may withdraw their proxy and vote in person if they wish to do so. All owners should sign proxies as their names appear on the proxy.

We hope you will join us at the 2010 Annual Meeting. We look forward to seeing you there.
Sincerely, James A. Bosserd President and Chief Executive Officer

109 East Division
Sparta, Michigan 49345

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The annual meeting of shareholders of ChoiceOne Financial Services, Inc. will be held at Moss Ridge Golf Club, 13545 Apple Avenue, Ravenna, Michigan, on Thursday, April 29, 2010, at 11:00 a.m. local time, for the following purposes:
1.	To elect directors.

2.	Ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the current fiscal year.

3	To transact any other business that may properly come before the meeting.

          Shareholders of record at the close of business on March 1, 2010, are entitled to notice of and to vote at the meeting and any adjournment of the meeting.

          IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2010: A complete set of proxy materials relating to our annual meeting is available on the Internet at: www.choiceone.com/proxymaterials.

By Order of the Board of Directors, Linda R. Pitsch Secretary

April 2, 2010
It is important that your shares be represented at the meeting. Even if you expect to attend the meeting, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

CHOICEONE FINANCIAL SERVICES, INC.
109 East Division
Sparta, Michigan 49345

ANNUAL MEETING OF SHAREHOLDERS
April 29, 2010

PROXY STATEMENT

Meeting Information

Time and Place of Meeting

You are invited to attend the annual meeting of shareholders of ChoiceOne Financial Services, Inc. that will be held on Thursday, April 29, 2010, at Moss Ridge Golf Club, 13545 Apple Avenue, Ravenna, Michigan, at 11:00 a.m. local time.

This proxy statement and the enclosed proxy are being furnished to you on and after April 2, 2010, in connection with the solicitation of proxies by ChoiceOne's Board of Directors for use at the annual meeting. In this proxy statement, "we," "us," "our," "ChoiceOne" and the "Company" refer to ChoiceOne Financial Services, Inc. and "you" and "your" refer to ChoiceOne shareholders.

Purpose of Meeting

The purpose of the annual meeting is to consider and vote upon the election of directors and ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the current fiscal year. Your Board of Directors recommends that you vote FOR each of the nominees discussed in this proxy statement and vote FOR the proposed appointment of auditors.

How to Vote Your Shares

You may vote at the meeting if you were a shareholder of record of ChoiceOne common stock on March 1, 2010. You are entitled to one vote per share of ChoiceOne common stock that you own on each matter presented at the annual meeting.

As of March 1, 2010, there were 3,266,948 shares of ChoiceOne common stock issued and outstanding.

Your shares will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your proxy will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each nominee for director named in this proxy statement and for the ratification of the public accounting firm selection. If other matters are presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time before it is exercised by:
•	delivering written notice to the Secretary of ChoiceOne; or
•	attending and voting at the annual meeting.

Who Will Solicit Proxies

Directors, officers and employees of ChoiceOne and ChoiceOne Bank (referred to as the "Bank") will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of ChoiceOne common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. ChoiceOne will pay all expenses related to soliciting proxies.

Required Vote and Quorum

A plurality of the shares voting at the annual meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

The ratification of the selection of Plante & Moran PLLC as our independent auditors for the current fiscal year will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

A majority of the shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will be counted towards the quorum, even if you abstain from voting on some or all of the matters introduced at the meeting. Broker non-votes also count for quorum purposes.

Election of Directors

The Board of Directors presently consists of thirteen individuals divided into three classes. Each class of directors is as nearly equal in number as possible and serves for a three-year term of office. The term of office of one class of directors expires at the annual meeting each year. An individual may not continue to serve on the Board of Directors after he or she becomes 70 years old.

The Board of Directors proposes that the following nominees be elected as directors for terms expiring at the annual meeting of shareholders to be held in 2013:

          Frank G. Berris
          Stuart Goodfellow
          Gary Gust
          Nels Nyblad

Each proposed nominee currently serves as a director of ChoiceOne. The persons named in the enclosed proxy intend to vote for the election of the four nominees listed. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election - which we do not anticipate - the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person so selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named.

ChoiceOne's Board of Directors and Executive Officers

Biographical information is presented below concerning the nominees for director, current directors whose term of office will continue after the annual meeting and ChoiceOne's executive officers. The biographical information for each nominee and director includes the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should continue to serve as a director for the Company. All of the directors of ChoiceOne also serve as directors of the Bank. Except as otherwise indicated, each nominee, current director and executive officer has had the same principal employment for over five years.

Nominees for Election as Directors with Terms Expiring in 2013

Frank G. Berris (age62) is President and Chief Executive Officer of and owns American Gas & Oil, Inc., a distributor of petroleum products and operator of gas stations. Mr. Berris is also a member of the Michigan Petroleum Association/Michigan Association of Convenience Stores. Mr. Berris has been a director of ChoiceOne and the Bank since August 1991. In nominating Mr. Berris, the Board of Directors considered as important factors Mr. Berris' record of executive leadership, his history with the Bank, and his familiarity with the markets and customers that we serve.

Stuart Goodfellow (age 66) owns Goodfellow Blueberry Farms and former owner of Goodfellow Vending Services, L.L.C., a vending company. Mr. Goodfellow is also past Vice President and a director of the Michigan Blueberry Growers Association. Mr. Goodfellow has been a director of ChoiceOne and the Bank since August 1991. Mr. Goodfellow's long history of service as a director to the Bank and the Company, his business and management experience, and his knowledge of the local agriculture and markets that we serve were factors that the Board of Directors considered in nominating him.

Gary Gust (age 65) has been a director of ChoiceOne and the Bank since the merger (the "Merger") of Valley Ridge Financial Corp. ("Valley Ridge") with and into ChoiceOne and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City State Bank ("Kent City") since 1991. Mr. Gust is the former President and sole shareholder of Gust Construction Company, a general contractor. Mr. Gust is also a partner in Tuffy Enterprises. In nominating Mr. Gust, the Board of Directors considered his nearly twenty years of experience as a director of the Company and community banks in West Michigan, his entrepreneurial experience, and his knowledge of the customers and markets that we serve.

Nels Nyblad (age 56) owns Nels Nyblad Family Farm LLC. Mr. Nyblad is a director of Nyblad Orchards, Inc., Cherry Growers Inc., Rossroy Enterprises, Nyblad Properties, LLC., Nyblad Farms, and Michigan Agricultural Commodities Marketing Assn. Mr. Nyblad has been a director of ChoiceOne and the Bank since June 2008. The Board of Directors considered Mr. Nyblad's substantial business, agricultural, and entrepreneurial experience and experience as a director of several Michigan businesses as important factors in his nomination.

Your Board of Directors Recommends that You
Vote FOR the Election of All Nominees as Directors

Continuing Directors with Terms Expiring in 2011

Jerome B. Arends (age 65) has been a director of ChoiceOne and the Bank since the Merger and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1987. Mr. Arends was Chief Executive Officer and President of Ravenna Farm Equipment, Inc., a distributor of farm implements and equipment, until early 1999. Mr. Arends was Store Manager and a salesman for Kent Power Equipment, Inc., a distributor of farm equipment, from 1999 until his retirement in 2000. Mr. Arends has over 22 years of experience as a bank and bank holding company director, and extensive experience as a business executive in the markets that we serve.

K. Timothy Bull (age 62) has been a director of ChoiceOne and the Bank since the Merger and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1993 and was also a director of Valley Ridge and Kent City from 1988 until 1991. Mr. Bull is President and sole shareholder of Moon Lake Orchards, Inc., a producer of fruit. Mr. Bull has over 20 years of experience as a director of a bank or bank holding company. Mr. Bull also has substantial entrepreneurial, agricultural, and executive experience.

Dennis Nelson (age 61) has been a director of ChoiceOne and the Bank since the Merger and was a director of Valley Ridge Bank after the consolidation of Kent City and The Grant State Bank ("Grant") on December 6, 2006 to form Valley Ridge Bank (the "Consolidation"), a director of Valley Ridge since it merged with Community Bank Corporation ("Community") on July 1, 1996 (the "Valley Ridge/Community Merger") and a director of Community and/or Grant, the subsidiary bank of Community, from 1985 until the Valley Ridge/Community Merger and the Consolidation. Mr. Nelson is owner of Nelson Enterprises and is a dentist practicing in Grant, Michigan. Mr. Nelson has 25 years of experience as a director of a community bank or bank holding company in West Michigan. Mr. Nelson is a business owner and has substantial experience with and knowledge of finance and accounting.

Jon E. Pike (age 68) was reappointed as Chairman of the Board of Directors of ChoiceOne and the Bank in May 2007. Mr. Pike is a Certified Public Accountant and Chairman of Beene Garter LLP, Certified Public Accountants, of Grand Rapids, Michigan. Mr. Pike previously served as Chairman of the Board of Directors from August 1998 until the Merger and has been a director of ChoiceOne and the Bank since September 1990. Mr. Pike serves as a director of Porter Hills Retirement Community and Services, Wolverine World Wide YMCA Board of Managers, Seidman Dean's Advisory Board, and Seidman College of Business Grand Valley State University. As a Certified Public Accountant, Mr. Pike has demonstrated expertise with accounting and financial matters, auditing, and internal controls and procedures. Mr. Pike has twenty years of experience as a director of ChoiceOne and the Bank.

Donald VanSingel (age 66) has served as Vice Chairman of the Board of Directors of ChoiceOne and the Bank since May 2007, and has been a director of ChoiceOne and the Bank since the Merger. Prior to the Merger, Mr. VanSingel was Vice Chairman and a director of Valley Ridge since the Valley Ridge/Community Merger, a director of Valley Ridge Bank after the Consolidation, Chairman of Community and/or Grant from 1982 until the Valley Ridge/Community Merger and the Consolidation, and a director of Community and/or Grant from 1973 until the Valley Ridge/Community Merger. Mr. VanSingel was a consultant for Governmental Consultant Services, Inc. from 1993 to 2008. Prior to that, Mr. VanSingel served in the Michigan House of

Representatives. Mr. VanSingel serves as a director of Fremont Michigan Insuracorp Inc. and Fremont Insurance Co. Mr. Van Singel has over thirty years of experience as a director of West Michigan banks and bank holding companies, and has a distinguished career in business and public service. Mr. VanSingel has significant experience with and knowledge of governance matters.

Continuing Directors with Terms Expiring in 2012

James A. Bosserd (age 60) has been a director of ChoiceOne and the Bank since he was appointed to those boards in April 2001. Mr. Bosserd has been President and Chief Executive Officer of ChoiceOne and the Bank since April 2001. Mr. Bosserd has also been President of ChoiceOne Insurance Agencies, Inc. since April 2001 and President of ChoiceOne Mortgage Company of Michigan from January 2002 until December 2008. Prior to joining ChoiceOne and the Bank, Mr. Bosserd was Senior Vice President-Retail Group Manager with Huntington National Bank, a commercial bank, since October 1997 and Senior Vice President-Private Banking Manager with Huntington National Bank since April 1999. Mr. Bosserd also served as President and Chief Executive Officer of FMB State Savings Bank, a commercial bank in Lowell, Michigan, from 1992 through 1997. Mr. Bosserd has also been a director of West Shore Computer Services, Inc., a data processing company in which the Bank owns a 25% interest, since February 2002. Mr. Bosserd is a director of the Sparta Downtown Development Authority, Wolverine World Wide YMCA, Harvest Way Community, MACB Service Corporation, the Michigan FFA Foundation, and Sparta United Methodist Church. Mr. Bosserd has over 18 years of experience serving in senior executive positions at West Michigan banks, including service as ChoiceOne's President and Chief Executive Officer for the past nine years. Mr. Bosserd therefore has extensive knowledge and expertise regarding ChoiceOne's markets, competitors, customers, employees, business operations and strategies.

William F. Cutler, Jr. (age 62) is the former Vice President of the H. H. Cutler Company, an apparel manufacturer. Mr. Cutler joined the H. H. Cutler Company in 1970 and served in various management and executive capacities until January 1994. The H. H. Cutler Company was sold to VF (Vanity Fair) Corporation in January 1994. Mr. Cutler has been a director of ChoiceOne and the Bank since October 1993. Mr. Cutler served as a director of Spartan Distributors until December 2009. Mr. Cutler is a partner in Reds Associates LLC. Mr. Cutler has over two decades of business management experience and has served on the board of ChoiceOne and the Bank for 17 years. Mr. Cutler is experienced and knowledgeable with regard to finance and accounting matters.

Lewis G. Emmons (age 65) is President of Emmons Development Company, a real estate firm. Mr. Emmons has served as a director of ChoiceOne since April 2009 and previously from 1986 through 2006 and has served as a director of the Bank since 1978. Mr. Emmons has over twenty years of experience as a director of ChoiceOne and has extensive knowledge regarding the markets and customers that we serve. Mr. Emmons also has substantial experience in real estate development and financing.

Paul L. Johnson (age 60) is the owner and retired President of Falcon Resources, Inc. in Belmont, Michigan, a sales, engineering and design firm for the automotive and furniture industries. Mr. Johnson has been a director of ChoiceOne and the Bank since July 1999. Mr. Johnson has been a director of ChoiceOne Insurance Agencies, Inc. since November 2000 through December 2006. Mr. Johnson has extensive business and entrepreneurial experience and skills, and has eleven years of experience as a director of ChoiceOne and the Bank. Mr. Johnson has significant knowledge of and experience with the markets and customers that we serve.

Executive Officers who are not Directors

Sheila Clark (age 54) has been a Senior Vice President of the Bank since January 2007, was a Vice President of the Bank since the Merger and, prior to that, was a Vice President of Valley Ridge Bank since June 1999. Ms. Clark has been employed by either the Bank or Valley Ridge Bank since July of 1982 serving in various management and executive capacities. Ms. Clark was employed by Sparta State Bank (now the Bank) from Fall 1973 to Spring 1979. Ms. Clark also serves as a director of Mid-Michigan Banking Group.

Mary J. Johnson (age 46) has been a Vice President of the Bank since September 1998. Prior to that, Ms. Johnson was employed by the Bank in April 1985, serving in various management and executive capacities since April 1993. Ms. Johnson serves as an officer of Johnson & Johnson Builders, Inc., a construction company.

Louis D. Knooihuizen (age 60) has been Senior Vice President, Commercial Loans of the Bank since

December 2001. Mr. Knooihuizen was elected an officer of ChoiceOne Mortgage Company of Michigan from 2003 until December 2008. Prior to his employment with ChoiceOne, Mr. Knooihuizen was employed by Bank West, a commercial bank in Grand Rapids, Michigan, as Senior Vice President, Commercial Loans from 1999 to 2001 and by National City Bank, a commercial bank, as Vice President, Commercial Loans from 1995 to 1999. Mr. Knooihuizen also serves as a director of Sparta Rotary and is a former director of Mid-Michigan Banking Group.

Thomas L. Lampen (age 54), a Certified Public Accountant, has been Vice President and Chief Financial Officer of the Bank since January 1992 and Treasurer of ChoiceOne since April 1987. Mr. Lampen has been the Treasurer of ChoiceOne Insurance Agencies, Inc. since January 1996 and the Treasurer of ChoiceOne Mortgage Company of Michigan from January 2002 until December 2008. Prior to his employment with ChoiceOne, Mr. Lampen was employed by Grant Thornton, a national accounting firm.

Michael E. McHugh (age 60) has been employed by the Bank as a Senior Vice President since the Merger. Prior to the Merger, Mr. McHugh was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1989. Mr. McHugh was Secretary, Treasurer and Chief Financial Officer of Valley Ridge. Mr. McHugh was also an Executive Vice President of Valley Ridge Bank (and, before the Consolidation, Kent City) since 1987. Mr. McHugh is owner of Drifty Banker Outfitters, LLC.

Linda R. Pitsch (age 62) was a director of ChoiceOne and the Bank from December 1994 until the Merger. Ms. Pitsch has served as Secretary of ChoiceOne and the Bank since February 1995. Ms. Pitsch also has served as Senior Vice President and Cashier of the Bank since January 1993. Ms. Pitsch has been an employee of the Bank since September 1969, serving in various management and executive capacities. Ms. Pitsch was a director of ChoiceOne Mortgage Company of Michigan and served as its Secretary from January 2002 until December 2008. Ms. Pitsch has been a director and Secretary of ChoiceOne Insurance Agencies, Inc. since December 1998. Ms. Pitsch is an adjunct instructor at Davenport University, and President and a director of Strawberry Pines Condominium Association.

Kelly Potes (age 48) has been Senior Vice President and General Manager of ChoiceOne Insurance Agencies, Inc. since January 2001. Prior to that, Mr. Potes was President of Kent-Ottawa Financial Advisors, Inc., a financial consulting firm, from 1998 to 2001 and Vice President, Retail Services of the Bank from 1984 to 1998. Mr. Potes has been a director of ChoiceOne Insurance Agencies, Inc. since January 2001. Mr. Potes formerly served as a Trustee of the Sparta Board of Education.

Ratification of Selection of Independent Registered Public Accounting Firm

ChoiceOne's Audit Committee has approved the selection of Plante & Moran PLLC as the Company's independent registered public accounting firm to audit the financial statements of ChoiceOne and its subsidiaries for 2010, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Plante & Moran PLLC to serve as the Company's independent auditors for the year ending December 31, 2010.

More information concerning the relationship of the Company with its independent auditors appears below under the headings "Audit Committee," "Independent Registered Public Accounting Firm," and "Audit Committee Report."

If the shareholders do not ratify the selection of Plante & Moran PLLC, the Audit Committee will consider a change in auditors for the next year.

Your Board of Directors and Audit Committee, which consists entirely of independent directors, recommend that you vote FOR ratification of the selection of Plante & Moran PLLC as our independent auditors for 2010.

Corporate Governance

Independence

The Board of Directors has determined that the following 11 of its 13 directors meet the applicable Nasdaq Stock Market ("Nasdaq") standards for independence (including the heightened independence criteria applicable to audit committee members under the Nasdaq and Securities and Exchange Commission ("SEC") independence standards), have no material relationship with ChoiceOne, and therefore are independent:

          Jerome B. Arends
          Frank G. Berris
          K. Timothy Bull
          William F. Cutler, Jr.
          Lewis G. Emmons
          Stuart Goodfellow
          Paul L. Johnson
          Dennis Nelson
          Nels W. Nyblad
          Jon E. Pike
          Donald VanSingel

Mr. Gust is not considered independent because he performed construction services for the Bank that exceeded the materiality threshold set by Nasdaq rules during the past three years.

In making this determination, the Board of Directors considered the performance of maintenance services for the Bank by Mr. Arends and rental payments made to a company owned by Mr. Berris. In all such cases, the amounts paid by the Bank were below the materiality thresholds set by Nasdaq rules.

Committees of the Board of Directors

The Board of Directors has established the following four standing committees:
•	Audit Committee
•	Executive and Loan Review Committee
•	Governance and Nominating Committee
•	Personnel and Benefits Committee

Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants. The Audit Committee oversees the financial reporting and accounting processes of ChoiceOne. The Audit Committee reviews their fees for audit and non-audit services and the scope and results of audits performed by them. The Audit Committee also reviews ChoiceOne's internal accounting controls, the proposed form of its financial statements, the results of internal audits and compliance programs, and the results of the examinations received from regulatory authorities. The Audit Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Audit Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.com. As of the date of this proxy statement, Jon E. Pike (Chairman), William F. Cutler, Jr., Dennis Nelson, Nels Nyblad and Donald VanSingel serve on the Audit Committee. ChoiceOne has designated Mr. Pike as its audit committee financial expert as defined by the SEC. All of the members of the Audit Committee are "independent" directors as defined by the rules of the SEC and the Nasdaq Marketplace Rules. The Audit Committee met four times during 2009.

Executive and Loan Review Committee. The Executive and Loan Review Committee reviews all aspects of the Bank's loan activity, including new loans of $25,000 or more, problem or other loans identified by examiners, loans 60 days or more past due and non-accrual loans. The Executive and Loan Review Committee also approves loan charge-offs and extensions of credit of up to 15% of the capital and surplus of the Bank. The Executive and Loan Review Committee may also act in other capacities if the Board of Directors so authorizes. As of the date of this proxy statement, Jerome Arends (Chairman), James A. Bosserd, Frank Berris, Stuart Goodfellow, Gary Gust, William F. Cutler, Jr., and Paul Johnson serve on the Executive and Loan Review Committee. There are no requirements that members of this committee be "independent." The Executive and Loan Review Committee met twelve times during 2009.

Governance and Nominating Committee. The Governance and Nominating Committee administers the process of nominations for directorships and coordinates ChoiceOne's corporate governance initiatives and policies. The Governance and Nominating Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Governance and Nominating Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.com. As of the date of this proxy statement, Jon E. Pike (Chairman), William F. Cutler, Jr. and Donald VanSingel serve on the Governance and Nominating Committee. All of the members of the Governance and Nominating Committee are "independent" directors as defined by Nasdaq Marketplace Rules. The Governance and Nominating Committee met once during 2009.

Personnel and Benefits Committee. The Personnel and Benefits Committee performs the functions of a compensation committee. The Personnel and Benefits Committee:
•	Reviews from time to time the personnel policies and programs of ChoiceOne, and submits recommendations to the Board of Directors;

•	Administers the equity plans of ChoiceOne that are approved by the Board of Directors;
•	Reviews the administration of and proposed changes to the retirement and welfare benefit plans of ChoiceOne that are approved by the Board of Directors;
•	Makes recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans;
•	Makes any determinations and approvals relating to incentive-based compensation (with the ratification of the Board of Directors) as required to comply with applicable tax laws;
•

While meeting outside of the presence of the Chief Executive Officer, reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those corporate goals and objectives, and determines the compensation of the Chief Executive Officer based on the evaluation; and

•

While meeting outside of the presence of the Chief Executive Officer, determines the long-term incentive component of the compensation of the Chief Executive Officer, taking into consideration ChoiceOne's performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to ChoiceOne's Chief Executive Officer in past years.

The Personnel and Benefits Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Personnel and Benefits Committee charter can be found in the Investor Relations Section of ChoiceOne's website at www.choiceone.com. All of the members of the Personnel and Benefits Committee are "independent" directors as defined by Nasdaq Marketplace Rules. As of the date of this proxy statement, Donald VanSingel (Chairman), Stuart Goodfellow, and Dennis Nelson serve on the Personnel and Benefits Committee. James A. Bosserd attends meetings but is not a member of this committee. The Personnel and Benefits Committee met twice during 2009.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We believe that this leadership structure is preferred by a significant number of the Company's shareholders.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Executive and Loan Review Committee and the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Shareholder Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third party search firms and other sources. Shareholders may recommend individual nominees for consideration by the Governance and Nominating Committee by communicating with the committee as described under the heading "Communicating with the Board of Directors." The Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating the skills and characteristics required of board members, the committee considers various factors and believes that each candidate should:
•	be chosen without regard to sex, race, religion or national origin;
•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;
•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
•	possess substantial and significant experience that would be of particular importance to ChoiceOne in the performance of the duties of a director;
•	have sufficient time available to devote to the affairs of ChoiceOne in order to carry out the responsibilities of a director; and

•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

To make a direct shareholder nomination, you must send a notice to the Secretary of ChoiceOne that sets forth with respect to each proposed nominee:

•	the name, age, business address and residence address of the nominee;
•	the principal occupation or employment of the nominee;
•	the number of shares of common stock of ChoiceOne that the nominee beneficially owns;
•	a statement that the nominee is willing to be nominated and to serve; and
•	such other information concerning the nominee as would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee.

You must send this notice to the Secretary not less than 120 days prior to the date of notice of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors.

Board Meetings and Attendance

During 2009, the ChoiceOne Board of Directors held twelve regular meetings and no special meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the year (during the periods that they served).

Annual Meeting Attendance

ChoiceOne expects all of its directors to attend the annual meeting. In 2009, all directors attended the annual meeting except Frank Berris.

Communicating with the Board of Directors

Shareholders and interested parties may communicate with members of ChoiceOne's Board of Directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Linda R. Pitsch, Secretary, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345. All correspondence will be forwarded directly to the applicable members of the Board of Directors.

Ownership of ChoiceOne Common Stock

Ownership of ChoiceOne Stock by Directors and Executive Officers

The following table sets forth information concerning the number of shares of ChoiceOne common stock held as of December 31, 2009, by each of ChoiceOne's directors and nominees for director, each of the named executive officers and all of ChoiceOne's directors, nominees for director and executive officers as a group:
	Amount and Nature of Beneficial Ownership of Common Stock (1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power (2)	Shares Underlying Unexercised Options	Total Beneficial Ownership	Percent of Class
Jerome B. Arends	34,217	21,119		55,336	1.7%
Frank G. Berris	26,034			26,034	*
James A. Bosserd	5,655	5,509	16,202	27,366	*
K. Timothy Bull	62,112	4,102		66,214	2.0%
William F. Cutler, Jr.		40,874		40,874	1.3%
Lewis G. Emmons	16,047			16,047	*
Stuart Goodfellow	55,880	9,612		65,492	2.0%
Gary Gust	58,021			58,021	1.8%
Paul Johnson		40,198		40,198	1.2%
Dennis Nelson	8,202			8,202	*
Nels Nyblad	3,808	13,126		16,934	*
Jon E. Pike	3,780	27,836		31,616	1.0%
Donald VanSingel	600	12,231		12,831	*
Michael McHugh	30,021	3,400	1,125	34,546	1.1%
Kelly Potes	491	4,748	4,376	9,615	*
All directors, nominees for director and executive officers as a group (3)	321,297	314,702	43,231	679,230	20.8%

*Less than 1%.
(1)

The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person.

(2)

These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, certain relatives and minor children over whom the listed person may have influence by reason of relationship.

(3)

Total beneficial ownership includes 144,975 shares of ChoiceOne common stock held by the ChoiceOne Bank 401(k) and Employee Stock Ownership Plan in the accounts of employees, of which executive officers of ChoiceOne are administrators. Of the 144,975 shares of ChoiceOne common stock in this plan, the directors and executive officers have included 35,414 shares in this table as beneficially owned with sole voting and dispositive power. The remaining 109,561 shares are reported as beneficially owned with shared voting or dispositive power and the officers and directors disclaim beneficial ownership of such shares.

Five Percent Shareholders

No person or group is known to ChoiceOne to be a beneficial owner of 5% or more of ChoiceOne's outstanding shares of common stock as of March 1, 2010.
Executive Compensation

Summary of Executive Compensation

The following table shows certain information concerning the compensation earned by the Chief Executive Officer and each of ChoiceOne's two most highly compensated executive officers who served in positions other than Chief Executive Officer (together, the "named executive officers") during the fiscal year ended December 31, 2009.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation	Total
James A. Bosserd, President and Chief Executive Officer of ChoiceOne and Bank	2009 2008	$224,900(2) $224,300(2)	- -	- $5,730	$1,097 $6,778	$225,997 $231,078
Michael McHugh Senior Vice President of Bank Vice President of ChoiceOne	2009 2008	$131,059 $129,791	- -	- $2,865	$1,097 $4,738	$132,156 $134,529
Kelly Potes Senior Vice President of Insurance	2009 2008	$120,942 $104,979	- -	- $1,910	$150 $3,416	$121,092 $110,305

(1)

Represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 (formerly SFAS No. 123(R)). See Note 15 to ChoiceOne's consolidated financial statements for the assumptions underlying the values in this column.

(2)	The amount reported includes directors' fees paid to Mr. Bosserd totaling $14,300 in 2009 and $16,200 in 2008.

Employment Contracts

As an inducement for Mr. Bosserd's agreement to serve as a director and President and Chief Executive Officer of ChoiceOne and the Bank, ChoiceOne entered into a three-year employment agreement with Mr. Bosserd in 2007 that extends each year for one additional year, unless either ChoiceOne or Mr. Bosserd provides notice of termination. Under this agreement, ChoiceOne agreed to:
•	pay Mr. Bosserd a salary of $160,000 per year as may be adjusted, less taxes and withholdings, plus possible bonuses;
•	pay Mr. Bosserd the regular director's fee for attending Board meetings;
•	provide Mr. Bosserd with an automobile allowance of $600 per month;
•	reimburse Mr. Bosserd for all documented business expenses;
•	continue to pay Mr. Bosserd his base salary for the remainder of the term if Mr. Bosserd is terminated, without cause, or quits for "good reason" following a change in control of ChoiceOne;

•	provide Mr. Bosserd with thirty sick and personal days per year; and
•	provide Mr. Bosserd with the same health and other employee benefits provided to other executive employees of ChoiceOne and the Bank.

Mr. Bosserd agreed not to compete with ChoiceOne or the Bank during the term of his employment agreement unless his employment is terminated by the Company without cause or by Mr. Bosserd for "good reason" after a change in control.

401(k) Plan

The ChoiceOne Bank 401(k) and Employee Stock Ownership Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code").

The purpose of the 401(k) plan is to permit Bank employees, including the named executive officers, to save for retirement on a pre-tax basis. In addition to an employee's pre-tax contributions, the Bank may contribute discretionary matching and/or employee stock ownership plan payments to the 401(k) plan. If the Bank contributes matching and/or employee stock ownership plan payments to the 401(k) plan, those contributions will become fully vested after six years of a participant's vesting service. The Bank has generally made a contribution to the 401(k) plan each year; however, no contribution was made for 2009.

The employee stock ownership plan provisions provide that the 401(k) plan, in part, is designed to invest primarily in stock of ChoiceOne.

Termination and Change in Control Provisions

Mr. Bosserd's employment agreement provides that after a "change in control," in the event that Mr. Bosserd's employment is terminated without cause or Mr. Bosserd terminates his employment for "good reason," then Mr. Bosserd will be entitled to continuation of his salary and benefits through the term of his employment agreement. Good reason is defined in the agreement to include, among other things, a material demotion, assignment of duties inconsistent with Mr. Bosserd's status as President and Chief Executive Officer, a relocation of Mr. Bosserd, failure of ChoiceOne to elect Mr. Bosserd as Chief Executive Officer of ChoiceOne or the Bank, or a material breach by ChoiceOne of any provision of the agreement. Under Mr. Bosserd's agreement, a change in control is deemed to have occurred as of the first day that there is a change in the ownership, the effective control, or the ownership of a substantial portion of ChoiceOne's assets. The Personnel and Benefits Committee believes the "double trigger" of requiring both a change in control and termination of employment provides an appropriate balance of protection for both ChoiceOne and Mr. Bosserd.

ChoiceOne has an Executive Employee Salary Continuation Agreement with Mr. McHugh. The Agreement was originally executed between Valley Ridge and Mr. McHugh prior to the Merger. The agreement provides for payments to Mr. McHugh in the event of his retirement, disability, or termination. Under the agreement, if Mr. McHugh retires after reaching age 60, ChoiceOne will pay him $9,100 per year in monthly installments for a period of 15 years (or 180 monthly payments). The Board of Directors may, in its discretion, increase the benefit in subsequent years to adjust for inflation. If Mr. McHugh retires after reaching age 65, his annual payment will be increased by five percent per year, prorated monthly, for each month that he defers his retirement beyond the full retirement date.

Mr. McHugh's Salary Continuation Agreement provides for certain benefits payable to him upon termination of his employment before reaching age 60 under certain circumstances, including following a change in control of ChoiceOne. Because Mr. McHugh has reached age 60, these provisions are no longer relevant.

If Mr. McHugh dies prior to the commencement of benefits under the agreement, then his beneficiary will receive a survivor's benefit of $758.33 per month for 180 months. If he dies after the commencement of benefits, then any remaining benefits will be paid to his beneficiary.

ChoiceOne has granted certain stock options pursuant to the Executive Stock Incentive Plan that are subject to accelerated full vesting upon a change in control of ChoiceOne.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options for each named executive officer outstanding as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
James A. Bosserd	276 276 275 275 394 394 394 393 657 656 656 656 788 788 787 787 625 625 625 625 750 750 750 750 750	750 750 750	$13.04 13.04 13.04 13.04 13.70 13.70 13.70 13.70 16.31 16.31 16.31 16.31 21.43 21.43 21.43 21.43 18.85 18.85 18.85 18.85 17.95 17.95 17.95 13.50 13.50 17.95 13.50 13.50

2/20/12
2/20/12
2/20/12
2/20/12
1/15/13
1/15/13
1/15/13
1/15/13
1/21/14
1/21/14
1/21/14
1/21/14
1/19/15
1/19/15
1/19/15
1/19/15
1/17/16
1/17/16
1/17/16
1/17/16
1/17/17
1/17/17
1/17/17
1/23/18
1/23/18
1/17/17
1/23/18
1/23/18

Michael McHugh	375 375	375 375	13.50 13.50 13.50 13.50	1/23/18 1/23/18 1/23/18 1/23/18

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
Kelly Potes	138 138 138 137 132 131 131 131 132 131 131 131 132 131 131 131 125 125 125 125 250 250 250 250 250	250 250 250	$13.04 13.04 13.04 13.04 13.70 13.70 13.70 13.70 16.31 16.31 16.31 16.31 21.43 21.43 21.43 21.43 18.85 18.85 18.85 18.85 17.95 17.95 17.95 17.95 13.50 13.50 13.50 13.50

2/20/12
2/20/12
2/20/12
2/20/12
1/15/13
1/15/13
1/15/13
1/15/13
1/21/14
1/21/14
1/21/14
1/21/14
1/19/15
1/19/15
1/19/15
1/19/15
1/17/16
1/17/16
1/17/16
1/17/16
1/17/17
1/17/17
1/17/17
1/17/17
1/23/18
1/23/18
1/23/18
1/23/18

(1)	The following table sets for the vesting dates for unvested option awards to each named executive officer as of December 31, 2009:

Executive Officer	Vesting Date	Number of Options Vesting
James A. Bosserd	1/18/10 1/24/10 1/24/11	750 750 750
Michael McHugh	1/24/10 1/24/11	375 375
Kelly Potes	1/18/10 1/24/10 1/24/11	250 250 250

Option Exercises

None of the named executive officers exercised any options during 2009.

Pension Benefits

ChoiceOne's named executive officers do not participate in a defined benefit pension plan.

Director Compensation

The following table provides information concerning the compensation of directors for ChoiceOne's last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Jerome B. Arends	$15,500		$15,500
Frank G. Berris	14,850		14,850
K. Timothy Bull	13,550		13,550
William F. Cutler, Jr. (1)	16,100		16,100
Richard L. Edgar(2)	1,950	181,641	183,591
Lewis G. Emmons	13,600		13,600
Stuart Goodfellow (1)	16,100		16,100
Gary Gust	15,350		15,350
Paul L. Johnson	15,750		15,750
Dennis Nelson	15,650		15,650
Nels W. Nyblad (1)	14,150		14,150
Jon E. Pike (1)	16,450		16,450
Donald VanSingel	14,700		14,700

(1)

Directors may elect to use fees otherwise payable in cash to instead receive stock awards pursuant to the Directors Stock Purchase Plan described in the narrative below. For 2009, Messrs. Cutler, Goodfellow, Nyblad and Pike each elected to receive 100% of their fees in the form of ChoiceOne stock.

(2)	Mr. Edgar chose not to stand for re-election to the board at the 2009 Annual Meeting of Shareholders.

Directors who were not employees of ChoiceOne or the Bank received $150 per meeting of any committee of the Board of Directors on which they served. During 2009, the Bank compensated its directors at the rate of $800 per meeting attended during the first quarter and $700 per meeting attended during the remainder of the year. During 2009, a retainer of $1,000 was paid for ChoiceOne and a retainer of $4,000 was paid for the Bank. The Chairman of the Board and the President of ChoiceOne each received an additional $600 retainer for ChoiceOne. The Chairman of the Board also received an additional $1,500 retainer for the Bank.

Under ChoiceOne's Directors' Stock Purchase Plan, a director may elect to receive payment of 25%, 50%, 75% or 100% of his or her director fees in the form of ChoiceOne common stock. On each quarterly payment date, a director participating in this plan receives a number of shares of ChoiceOne common stock (rounded to the nearest whole share) determined by dividing the dollar amount of fees payable that the director has elected to receive as ChoiceOne common stock by the market value of ChoiceOne common stock determined by a poll of ChoiceOne's market makers on the last day of the month preceding the quarterly payment date.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments and benefits payable to each of ChoiceOne's named executive officers upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the termination of employment took place on December 31, 2009.

Triggering Event and Payments/Benefits	James A. Bosserd	Michael McHugh	Kelly Potes

Change in Control (1)(2)(3)	$629,694	$136,500	0

Termination(4)	0	$136,500	0

Death (5)(6)	$210,600	$136,500	$120,917

(1)

Upon a change in control of ChoiceOne, the executives' outstanding options become fully vested. On December 31, 2009, the closing price of ChoiceOne common stock was below the exercise price for all unexercisable options held by the named executive officers. Accordingly, no value is included in the table for such options.

(2)

The payments and benefits are triggered after certain terminations of employment following a change in control of ChoiceOne, which are discussed under the heading "Termination and Change in Control Provisions."

(3)

The payments to Mr. Bosserd under his employment agreement and to Mr. McHugh under his Executive Employee Salary Continuation Agreement after a change in control are limited by Section 280G of the Code. The amount shown in the table for Mr. Bosserd reflects this limitation.

(4)

Assumes termination does not follow a change in control. See the discussion regarding Mr. McHugh's Executive Employee Salary Continuation Agreement under the heading "Termination and Change in Control Provisions" in this Proxy Statement.

(5)	The amount reported for Mr. McHugh represents 180 monthly payments of the monthly benefit payable to him under his Executive Employee Salary Continuation Agreement.
(6)	The Bank obtained Bank Owned Life Insurance on key executives and, if the executive dies while still working for the Bank, the estate will receive one full year of compensation.

Audit Committee Report

The Audit Committee reviews and supervises ChoiceOne's procedures for recording and reporting the financial results of its operations on behalf of the Board of Directors. ChoiceOne's management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its supervisory duties, the Audit Committee has reviewed ChoiceOne's audited financial statements for the year ended December 31, 2009 included in the 2009 Annual Report to Shareholders and has discussed those financial statements with ChoiceOne's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee has also reviewed with ChoiceOne's independent auditors - who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles - the judgments of the independent auditors concerning the quality, not just the acceptability, of the accounting principles and such other matters that are required under generally accepted auditing standards to be discussed with the independent auditors. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, has discussed with them their independence from ChoiceOne's management and ChoiceOne, and has considered the compatibility of nonaudit services with their independence.

After and in reliance on the reviews and discussions described above, the Audit Committee recommended to ChoiceOne's Board of Directors that the audited financial statements for the year ended December 31, 2009 be included in ChoiceOne's Annual Report on Form 10-K for the year then ended to be filed with the SEC.

Respectfully submitted,

Jon E. Pike (Chairman)
William F. Cutler, Jr.
Dennis Nelson
Nels W. Nyblad
Donald VanSingel

Related Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of ChoiceOne and persons who beneficially own more than 10% of the outstanding shares of its common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the SEC. SEC regulations require such persons to furnish ChoiceOne with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all applicable Section 16(a) reporting and filing requirements were satisfied by such persons from January 1, 2009through December 31, 2009.

Transactions with Related Persons

Directors, nominees for director and executive officers of ChoiceOne and members of their immediate families were customers of and had transactions with the Bank in the ordinary course of business between January 1, 2009, and December 31, 2009. We anticipate that such transactions will take place in the future in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Independent Registered Public Accounting Firm

Plante & Moran, PLLC ("Plante Moran"), has been selected to serve as ChoiceOne's principal accountant for 2010. Plante Moran also served as ChoiceOne's principal accountant for 2009.

Representatives of Plante Moran are not expected to attend the annual meeting. If a representative of Plante Moran attends the meeting, the representative will have an opportunity to make a statement if he or she desires to do so and will be expected to be available to respond to appropriate questions. In accordance with SEC rules, ChoiceOne's Audit Committee has adopted a Pre-Approval Policy. Under the Pre-Approval Policy, all audit and non-audit services need to be pre-approved by the Audit Committee.

The Pre-Approval Policy permits the Audit Committee to delegate to one or more of its members pre-approval decisions. The member or members to whom such authority is delegated shall report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has identified certain services that do not impair the independence of the independent auditors and granted general pre-approval for those services. All services that do not have general pre-approval must be specifically pre-approved by the Audit Committee. The Audit Committee will periodically set pre-approval fee levels for all services to be provided by the independent auditors. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

The Pre-Approval Policy requires the independent auditors to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding specific services to be provided.

Requests or applications to provide services that require separate pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Chief Executive Officer or Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. All fees paid to Plante Moran for services performed in 2008 and 2009 were pre-approved pursuant to this policy.

Audit Fees. ChoiceOne paid to Plante Moran $87,000 during 2009 and $85,000 during 2008 for the audit of ChoiceOne's annual financial statements and review of financial statements included in ChoiceOne's quarterly reports on Form 10-Q, or services that are normally provided by the auditors in connection with statutory and regulatory filings.

Audit-Related Fees. ChoiceOne paid to Plante Moran $10,000 during 2009 and $10,000 during 2008 for assurance and related services that were reasonably related to the performance of the audit or review of ChoiceOne's financial statements and are not reported under "Audit Fees" above.

Tax Fees. ChoiceOne paid to Plante Moran $11,000 during 2009 and $10,000 during 2008 for tax compliance, tax advice and tax planning. Tax services included preparing ChoiceOne's federal and state tax returns.

All Other Fees. ChoiceOne paid to Plante Moran $0 during 2009 and $0 during 2008 for services other than those services described above. These services included general consultations.

Shareholder Proposals

If you would like a proposal to be presented at the 2011 annual meeting of shareholders and if you would like your proposal to be considered for inclusion in ChoiceOne's proxy statement and form of proxy relating to that meeting, you must submit the proposal to ChoiceOne in accordance with Securities and Exchange Commission Rule 14a-8. ChoiceOne must receive your proposal by December 2, 2010 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2010 annual meeting of shareholders must similarly be received by ChoiceOne by December 2, 2010.

Form 10-K Report Available

ChoiceOne's Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Mr. Thomas L. Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345.

CHOICEONE FINANCIAL SERVICES, INC.
P R O X Y	109 East Division Sparta, Michigan 49345 Annual Meeting of Shareholders - April 29, 2010	P R O X Y

          The undersigned shareholder appoints Jon E. Pike, Linda R. Pitsch and Donald VanSingel, or any of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote at the annual meeting of shareholders of ChoiceOne Financial Services, Inc. referred to above and any adjournment of that meeting, on all matters that come before the meeting.
1.	Election of Directors

	[ ]	FOR all nominees listed below (except as indicated below)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

Frank G. Berris	Gary Gust	Stuart Goodfellow	Nels Nyblad

(Instruction: To withhold authority to vote for any individual nominee, strike out that nominee's name in the list above.)

Your Board of Directors recommends that you vote FOR all nominees
2.	Proposal to ratify the appointment of Plante & Moran PLLC as the independent registered public accounting firm for the current fiscal year.

	[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

Your Board of Directors recommends that you vote FOR this Proposal.

          This proxy is solicited by the Board of Directors. If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting or any adjournment of the meeting.
Dated: ____________, 2010	Please sign exactly as your name(s) appear(s) on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature

Signature if held jointly

IMPORTANT -- Please Mark, Sign, Date and Return Promptly in the Enclosed Envelope